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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
First Community Bancorp:

        We consent to incorporation by reference in the registration statement on Form S-8 of First Community Bancorp of our report dated February 8, 2002, except as to Note 24 of the notes to the consolidated financial statements, which is as of March 7, 2002, relating to the consolidated balance sheets of First Community Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of First Community Bancorp filed on March 29, 2002.

        Our report included an explanatory paragraph which states that First Community Bancorp adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

/s/ KPMG LLP
San Diego, California November 5, 2002

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  Exhibit 23.1